EXHIBIT 21.1

                         LIST OF SUBSIDIARIES


     NAME                                         JURISDICTION
     ----                                         -------------

AmerUs Life Insurance Company                     Iowa
Delta Life Corporation                            Delaware
Delta Life Annuity Company                        Iowa
AmVestors Financial Corporation                   Kansas
AmVestors Acquisition Subsidiary, Inc.            Kansas
AmVestors CBO II, Inc.                            Kansas
Annuity International Marketing Corporation       Florida
Financial Benefit Life Insurance Company          Kansas
The Insurance Mart, Inc.                          Florida